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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 12, 2006

                                  MEDIACOM LLC
             (Exact name of Registrant as specified in its charter)



          New York                  333-57285-01                     06-1433421
 (State of organization)        (Commission File No.)  (IRS Employer Identification No.)

                              100 Crystal Run Road
                           Middletown, New York 10941
                    (Address of principal executive offices)


                  Registrant's telephone number: (845) 695-2600

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

         |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 7.01.     Regulation FD Disclosure.

Disclosure of Certain Items in a Preliminary Offering Memorandum of Mediacom Broadband LLC and Mediacom Broadband Corporation

         Set forth below is an excerpt of certain items included in a preliminary offering memorandum relating to a proposed offering of senior notes by Mediacom Broadband LLC and Mediacom Broadband Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation (the "MCC"). Mediacom LLC (the "Registrant") is a wholly-owned subsidiary of MCC.


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                                  RISK FACTORS

     An investment in the notes involves a high degree of risk. You should carefully consider the risk factors set forth below, as well as other information appearing elsewhere in this offering memorandum and the incorporated documents, before making an investment in the notes.

RISKS RELATED TO OUR BUSINESS

WE HAVE SUBSTANTIAL EXISTING DEBT AND HAVE SIGNIFICANT INTEREST PAYMENT REQUIREMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN FINANCING IN THE FUTURE AND REQUIRE OUR OPERATING SUBSIDIARIES TO APPLY A SUBSTANTIAL PORTION OF THEIR CASH FLOW TO DEBT SERVICE.

     We have now and after the closing of this offering will continue to have a substantial amount of debt. As of June 30, 2006, after giving pro forma effect to this offering and our redemption of our 11% senior notes due 2013 (and a related borrowing transaction), we would have had approximately $1,583.7 million of debt outstanding reflected on our consolidated balance sheet (including approximately $1,183.7 million of debt of our subsidiaries), and our subsidiaries would have had approximately $480.9 million of unused credit commitments under the revolving credit portion of the subsidiary credit facility, of which approximately $343.0 million could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements.

     On a pro forma basis, assuming that this offering and the application of the proceeds therefrom had occurred at June 30, 2006, our ratio of earnings to fixed charges would have resulted in a deficiency of earnings over fixed charges of approximately $846,000 for the six months ended June 30, 2006. The ratio of earnings to fixed charges is often used by investors to evaluate a company's capital structure and its ability to make payments on its debt.

     Subject to restrictions in our subsidiary credit facility and the indenture governing the notes offered hereby, we may incur significant amounts of additional debt for working capital, capital expenditures, acquisitions and other purposes.

     Our high level of combined debt could have important consequences for you, including the following:

     - Our ability to access new sources of financing for working capital, capital expenditures, acquisitions or other purposes may be limited;

     - We will need to use a large portion of our revenues to pay interest on borrowings under our subsidiary credit facility and the notes, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;

     - Some of our debt has a variable rate of interest, which may expose us to the risk of increased interest rates;

     - We may be more vulnerable to economic downturns and adverse developments in our business;

     - We may be less flexible in responding to changing business and economic conditions, including increased competition and demand for new products and services;

     - We may be at a disadvantage when compared to our competitors that have less debt; and

     - We may not be able to implement our business strategy.

A DEFAULT UNDER THE INDENTURE GOVERNING THE NOTES OR UNDER OUR SUBSIDIARY CREDIT FACILITY COULD RESULT IN AN ACCELERATION OF OUR INDEBTEDNESS AND OTHER MATERIAL ADVERSE EFFECTS.

     The agreements and instruments governing our own and our subsidiaries' indebtedness contain numerous financial and operating covenants. The breach of any of these covenants could cause a default, which could result in the indebtedness becoming immediately due and payable. If this were to occur, we would be unable to adequately finance our operations. In addition, a default could result in a default or acceleration of our other indebtedness subject to cross-default provisions. If this occurs, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing is available, it may not be on terms that are acceptable to us. The membership interests of our operating subsidiaries are pledged as collateral under our subsidiary credit facility. A default under our subsidiary credit facility could result in a foreclosure by the lenders on the membership interests pledged under

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that facility. Because we are dependent upon our operating subsidiaries for all of our revenues, a foreclosure would have a material adverse effect on our business, financial condition and results of operations.

OUR SUBSIDIARY CREDIT FACILITY IMPOSES SIGNIFICANT RESTRICTIONS.

     Our subsidiary credit facility contains covenants that restrict our subsidiaries' ability to:

     - distribute funds or pay dividends to us;

     - incur additional indebtedness or issue additional equity;

     - repurchase or redeem equity interests and indebtedness;

     - pledge or sell assets or merge with another entity;

     - create liens; and

     - make certain capital expenditures, investments or acquisitions.

     The ability of our subsidiaries to comply with these provisions may be affected by events beyond our control. If they were to breach any of these covenants, they would be in default under the credit facilities and they would be prohibited from making distributions to us.

     Under certain circumstances, lenders could elect to declare all amounts borrowed under our subsidiary credit facility, together with accrued interest and other fees, to be due and payable. If that occurred, our obligations under the existing senior notes and the notes could also become payable immediately. Under such circumstances, we may not be able to repay such amounts or the senior notes.

THE TERMS OF OUR INDEBTEDNESS COULD MATERIALLY LIMIT OUR FINANCIAL AND OPERATING FLEXIBILITY.

     Several of the covenants contained in the agreements and instruments governing our own and our subsidiaries' indebtedness could materially limit our financial and operating flexibility by restricting, among other things, our ability and the ability of our operating subsidiaries to:

     - incur additional indebtedness;

     - create liens and other encumbrances;

     - pay dividends and make other payments, investments, loans and guarantees;

     - enter into transactions with related parties;

     - sell or otherwise dispose of assets and merge or consolidate with another entity;

     - repurchase or redeem capital stock, other equity interests or debt;

     - pledge assets; and

     - issue capital stock or other equity interests.

     Complying with these covenants could cause us to take actions that we otherwise would not take or cause us not to take actions that we otherwise would take.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO CONTINUE THE DEVELOPMENT OF OUR BUSINESS.

     We have invested substantial capital for the upgrade, expansion and maintenance of our cable systems and the launch and expansion of new or additional products and services. While we have completed our planned system upgrades, if there is accelerated growth in our video, HSD and voice products and services, or we decide to introduce other new advanced products and services, or the cost to provide these products and services increases, we may need to make unplanned additional capital expenditures. We may not be able to obtain the funds necessary to finance additional capital requirements through internally generated funds, additional borrowings or other sources. If we are unable to obtain these funds, we would not be able to implement our business strategy and our results of operations would be adversely affected.


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IF WE ARE UNSUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY, OUR BUSINESS AND
RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     We currently expect that a substantial portion of our future growth in revenues will come from the expansion of relatively new services, the introduction of additional new services, and, possibly, acquisitions. Relatively new services include HSD, VOD, DVRs, HDTV and phone services. We may not be able to successfully expand existing services due to unpredictable technical, operational or regulatory challenges. It is also possible that these services will not generate significant revenue growth.

OUR PROGRAMMING COSTS ARE INCREASING, AND OUR BUSINESS AND RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED IF WE CANNOT PASS THROUGH A SUFFICIENT PART OF THE ADDITIONAL COSTS TO VIDEO SUBSCRIBERS.

     In recent years, the cable and satellite video industries have experienced a rapid increase in the cost of programming, particularly sports programming. Increases in programming costs, our largest single expense item, are expected to continue, and we may not be able to pass on all of these cost increases to our video subscribers. In addition, as we add programming, we may not be able to pass on all of the costs of this additional programming without the potential loss of video subscribers. To the extent that we may not be able to pass on increased programming costs, our business, financial condition and results of operations could be adversely affected.

     We also are and expect to continue to be subject to increasing financial and other demands by broadcasters to obtain the required consents for the transmission of their programming to our subscribers. We cannot predict the impact of these negotiations on our business and results of operations or the effect on our subscribers should we be required to suspend the carriage of any portion of this programming.

     A substantial number of local broadcast stations carried by our cable television systems have elected to negotiate for retransmission consent, and we have successfully negotiated retransmission consent agreements with most of them.

     Cable systems serving approximately half of our subscribers carry local broadcast stations owned or programmed by Sinclair Broadcast Group, Inc. under a month-to-month retransmission arrangement terminable at the end of any month on 45-days notice. All of these stations are affiliates of one of the "big-4" networks, ABC, CBS, FOX and NBC. In negotiations with our manager for a longer-term retransmission consent agreement, Sinclair is seeking compensation that we believe to be in excess of what is appropriate, although the amount is not material to our results of operations or financial condition. Sinclair has threatened to give us notice, on or before October 15, 2006, to terminate retransmission of all of its stations effective December 1, 2006.

     While negotiations have narrowed the gap between Sinclair and us, we have not yet reached agreement. We cannot predict if or when Sinclair may give us notice to cease carrying any of its stations or, if it does, whether we will be able to reach a new agreement before our systems actually have to cease carriage. If there is an actual termination of carriage, we are unable to predict how many of our subscribers might switch to direct broadcast service providers that carry the Sinclair stations as the result of marketing campaigns launched by those providers or Sinclair; however, a permanent loss of a significant number of subscribers could adversely affect our results of operations, financial condition and prospects.

WE OPERATE IN A HIGHLY COMPETITIVE BUSINESS ENVIRONMENT, WHICH AFFECTS OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS AND CAN ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS. WE HAVE LOST A SIGNIFICANT NUMBER OF VIDEO SUBSCRIBERS TO DIRECT BROADCAST SATELLITE COMPETITION, AND FURTHER LOSS OF VIDEO SUBSCRIBERS COULD HAVE A MATERIAL NEGATIVE IMPACT ON OUR BUSINESS.

     The industry in which we operate is highly competitive and is often subject to rapid and significant changes and developments in the marketplace and in the regulatory and legislative environment. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater resources and operating capabilities, greater brand name recognition and long-standing relationships with regulatory authorities and customers.

     Our video business faces competition primarily from DBS providers. The two largest DBS companies, DIRECTV, Inc. and EchoStar Communications, are each among the four largest providers of multichannel video

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programming services based on reported customers. In addition, DIRECTV's affiliation with News Corporation could strengthen that company's competitive positioning, as News Corporation also owns Fox Television Network and several cable programming services. Liberty Media Corporation may acquire ownership and control of DIRECTV. Liberty Media Corporation also has sole or significant ownership interests in a number of cable programming services. DBS has grown rapidly over the past several years and continues to do so. We have lost a significant number of video subscribers to DBS competition, and will continue to face significant challenges from DBS providers.

     Local telephone companies are capable of offering video and other services in competition with us and they may increasingly do so in the future. Certain telephone companies have begun to deploy fiber more extensively in their networks, and some have begun to deploy broadband services, including video services, and in certain cases avoiding the regulatory burdens imposed on us. These deployments enable them to provide enhanced video, telephone and Internet access services to consumers. New laws or regulations at the federal or state level may clarify, modify or enhance the ability of the local telephone companies to provide their services either without obtaining state or local cable franchises or to obtain such franchises under terms and conditions more favorable than those imposed on us. Several states have enacted such statues that allow local telephone companies or other competitors to deliver services in competition with our cable service without obtaining equivalent local franchises. If local telephone companies are not required to obtain comparable local franchises, our business, financial condition and results of operations could be adversely affected.

     Certain telephone companies, together with DBS providers, have launched bundled offerings of satellite delivered video service with phone, Internet and wireless service delivered by the telephone companies.

     We face growing competition from municipal entities that construct facilities and provide cable television, HSD, telephony and/or other related services. In addition to hard-wired facilities, some municipal entities are exploring building wireless networks to deliver these services. In Iowa, our largest market, an organization named Opportunity Iowa began in early 2004 to actively encourage Iowa municipalities to construct facilities that could be used to provide services that compete with the services we offer. Referenda were on the November 2005 ballot in thirty-two municipalities to authorize the formation of a communications utility, a prerequisite to funding and construction of facilities that may compete with ours. Referenda were successfully passed in seventeen of those communities. In many of the communities that passed a referendum, proponents and officials publicly stated that a second vote would be taken prior to any actual construction or funding of a competitive system, and only after a preliminary cost benefit analysis is undertaken. Other Iowa communities may also hold elections to authorize the creation of a telecommunications utility in their communities. Proponents or officials in those communities may not take the same approach with regard to a second vote before construction or funding or a cost-benefit analysis.

     We also face competition from over-the-air television and radio broadcasters and from other communications and entertainment media such as movie theaters, live entertainment and sports events, newspapers and home video products. Further losses of customers to DBS or other alternative video and HSD services could also have a material adverse effect on our business, financial condition and results of operations.

     Competition in our HSD business primarily comes from telephone companies and other providers of "dial-up" and DSL which already have telephone lines into the household. DSL service is competitive with HSD service over cable systems. In addition, certain DBS providers are currently offering two-way broadband data access services, which compete with our ability to offer bundled services to our customers.

     Our HSD business may also face competition in the future from registered utility holding companies and subsidiaries. In 2004, the Federal Communications Commission ("FCC") adopted rules: (i) that affirmed the ability of electric service providers to provide broadband Internet access services over their distribution systems; and (ii) that seek to avoid interference with existing services. Electric utilities could be formidable competitors to us.

     Some of our competitors, including franchised, wireless or private cable operators, DBS providers and local exchange carriers, may benefit from permanent or temporary business combinations such as mergers, joint ventures and alliances and the potential repeal of certain ownership rules, either through access to financing, resources or efficiencies of scale, or the ability to provide multiple services in direct competition with us. Some of our present or

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future competitors may have greater financial resources or, through their affiliates, greater access to programming or other services, than we do.

IF WE ARE UNABLE TO KEEP PACE WITH TECHNOLOGICAL CHANGE, OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Our industry is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with future technological developments. We also cannot assure you that we will successfully anticipate the demand of our customers for products and services requiring new technology. This type of rapid technological change could adversely affect our ability to maintain, expand or upgrade our systems and respond to competitive pressures. An inability to keep pace with technological change and provide advanced services in a timely manner, or to anticipate the demands of the market place, could adversely affect our ability to compete and business, financial condition and results of operations

OUR PHONE SERVICE WAS LAUNCHED IN 2005, AND CONSEQUENTLY, WE FACE NEW RISKS AND UNCERTAINTIES AS WE SCALE THIS BUSINESS.

     In June 2005, we launched Mediacom Phone in one of our smaller markets, and by year-end 2005, our phone service was marketed to approximately 1.2 million of our total estimated 1.5 million homes. We have limited operating experience with our phone service, and managing its growth may present significant challenges for us. We may encounter difficulties introducing Mediacom Phone in new markets or increasing the scale of markets already launched. If our phone service is not sufficiently reliable or we otherwise fail to meet customer expectations, our business could be adversely affected. We face intense competition in offering phone service, primarily from local telephone companies. We also depend on third parties for interconnection, call switching, and other related services to operate Mediacom Phone. As a result, the quality of our service may suffer if these third parties are not capable of handling their responsibilities. We also expect to see changes in technology, competition, and the regulatory and legislative environment that may affect our phone business. Consequently, we are unable to predict the effect that current or future developments in these areas might have on our phone business.

IF OUR MANAGER WERE TO LOSE KEY PERSONNEL, OUR BUSINESS WOULD BE ADVERSELY EFFECTED.

     If any of our manager's key personnel ceases to participate in our business and operations, our profitability could suffer. Our success is substantially dependent upon the retention of, and the continued performance by, our manager's key personnel, including Rocco B. Commisso, the Chairman and Chief Executive Officer of our manager. Our manager has not entered into a long-term employment agreement with Mr. Commisso. Neither our manager nor we currently maintain key man life insurance on Mr. Commisso or other key personnel.

WE DEPEND ON OUR MANAGER FOR THE PROVISION OF ESSENTIAL MANAGEMENT FUNCTIONS.

     We do not have separate senior management and are dependent on our manager for the operation of our business. Our manager also manages Mediacom LLC's operating subsidiaries. Following our acquisitions of the AT&T cable systems, the number of customers served by the cable systems managed by our manager increased significantly and our manager continues to devote a significant portion of its personnel and other resources to the management of Mediacom LLC's cable systems. As a result, the attention of our manager's senior executive officers may be diverted from the management of our cable systems and the allocation of resources between our cable systems and Mediacom LLC's cable systems could give rise to conflicts of interest.

     The successful execution of our business strategy depends on the ability of our manager to efficiently manage our cable systems. If our manager were to experience any material adverse change in its business, the risks described in this risk factor could intensify and our business, financial condition and results of operations could be materially adversely affected. In addition, we are also dependent on our manager to operate Mediacom LLC's cable systems effectively in order to enable us to achieve operating synergies, such as the joint purchasing of programming. Mediacom LLC's operating subsidiaries have substantial indebtedness that, among other things, could make our

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manager more vulnerable to economic downturns and to adverse developments in its business. Although our manager charged management fees to our operating subsidiaries in an amount equal to 2.0% of our gross operating revenues for the year ended December 31, 2005, we cannot assure you that it will not exercise its right under its management agreements with our operating subsidiaries to increase the management fees, which under such agreements may not exceed 4.0% of each subsidiary's gross operating revenues.

THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF OUR MANAGER HAS THE ABILITY TO CONTROL ALL MAJOR DECISIONS, AND A SALE OF HIS STOCK IN OUR MANAGER COULD RESULT IN A CHANGE OF CONTROL THAT WOULD HAVE UNPREDICTABLE EFFECTS.

     Rocco B. Commisso, the Chairman and Chief Executive Officer of our manager, beneficially owned common stock of our manager representing approximately 76.4% of the combined voting power of all of its common stock as of December 31, 2005. As a result, Mr. Commisso generally has the ability to control the outcome of all matters requiring approval by stockholders of our manager, including the election of its entire board of directors, and Mr. Commisso may be deemed to control our company.

     We cannot assure you that Mr. Commisso will maintain all or any portion of his ownership in our manager or that he would continue as an officer or director of our manager if he sold a significant part of his stock. The disposition by Mr. Commisso of a sufficient number of his shares of our manager's stock could result in a change in control of our manager and of us, and we cannot assure you that a change of control would not adversely affect our business, financial condition or results of operations. In addition, a change of control (as defined in our bank credit facility) would result in a default under our bank credit facility.

WE MAY NOT BE ABLE TO OBTAIN CRITICAL ITEMS AT A REASONABLE COST OR WHEN REQUIRED, WHICH COULD ADVERSELY AFFECT BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We depend on third-party suppliers for equipment, software, services and other items that are critical for the operation of our cable systems and the provision of advanced services, including digital set-top converter boxes, digital video recorders and routers, fiber-optic cable, telephone circuits, software, the "backbone" telecommunications network for our high-speed data service and construction services for expansion and upgrades of our cable systems. In certain cases, these items are available from a limited number of suppliers. Demand for these items has increased with the general growth in demand for Internet and telecommunications services. We typically do not carry significant inventories of equipment. Moreover, if there are no suppliers that are able to provide set-top converter boxes that comply with evolving Internet and telecommunications standards or that are compatible with other equipment and software that we use, our business, financial condition and results of operations could be materially adversely affected. If we are unable to obtain critical equipment, software, communications or other services on a timely basis and at an acceptable cost, our ability to offer our products and services and roll out advanced services may be impaired, and our business, financial condition and results of operations could be materially adversely affected.

RISKS RELATED TO LEGISLATIVE AND REGULATORY MATTERS

CHANGES IN CABLE TELEVISION REGULATIONS COULD ADVERSELY IMPACT OUR BUSINESS.

     The cable television industry is subject to extensive legislation and regulation at the federal and local levels, and, in some instances, at the state level. Many aspects of such regulation are currently the subject of judicial and administrative proceedings and legislative and administrative proposals, and lobbying efforts by us and our competitors. We expect that court actions and regulatory proceedings will continue to refine our rights and obligations under applicable federal, state and local laws. The results of these judicial and administrative proceedings and legislative activities may materially affect our business operations.

     Local authorities grant us non-exclusive franchises that permit us to operate our cable systems. We renew or renegotiate these franchises from time to time. Local franchising authorities may demand concessions, or other commitments, as a condition to renewal, and these concessions or other commitments could be costly. The Cable Communications Policy Act of 1984 ("Communications Act") contains renewal procedures and criteria designed to

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protect incumbent franchisees against arbitrary denials of renewal, and although such Act requires the local franchising authorities to take into account the costs of meeting such concessions or commitments, there is no assurance that we will not be compelled to meet their demands in order to obtain renewals. We cannot predict whether any of the markets in which we operate will expand the regulation of our cable systems in the future or the impact that any such expanded regulation may have upon our business.

     Similarly, due to the increasing popularity and use of commercial online services and the Internet, certain aspects have become subject to regulation at the federal and state level such as collection of information online from children, disclosure of certain subscriber information to governmental agencies, commercial emails or "spam," privacy, security and distribution of material in violation of copyrights. In addition to the possibility that additional federal laws and regulations may be adopted with respect to commercial online services and the Internet, several individual states have imposed such restrictions and others may also impose similar restrictions, potentially creating an intricate patchwork of laws and regulations. Future federal and/or state laws may cover such issues as privacy, access to some types of content by minors, pricing, encryption standards, consumer protection, electronic commerce, taxation of e-commerce, copyright infringement and other intellectual property matters. Recently, many states in which we operate have enacted laws requiring us to notify customers in the event that certain customer information is accessed or believed to have been accessed without authorization. The adoption of such laws or regulations in the future may decrease the growth of such services and the Internet, which could in turn decrease the demand for our cable modem service, increase our costs of providing such service or have other adverse effects on our business, financial condition and results of operations. Such laws or regulations may also require disclosure of failures of our procedures or breaches to our system by third parties, which can increase the likelihood of claims against us by affected subscribers.

CHANGES IN CHANNEL CARRIAGE REGULATIONS COULD IMPOSE SIGNIFICANT ADDITIONAL COSTS ON US.

     Cable operators face significant regulation of their channel carriage. Currently, they can be required to devote substantial capacity to the carriage of programming that they might not carry voluntarily, including certain local broadcast signals, local public, educational and government access programming, and unaffiliated commercial leased access programming. If the FCC or Congress were to require cable systems to carry both the analog and digital versions of local broadcast signals or to carry multiple program streams included with a single digital broadcast transmission, this carriage burden would increase substantially. Recently, the FCC reaffirmed that cable operators need only carry one programming service of each television broadcaster to fulfill its must-carry obligation, however, changes in the composition of the FCC as well as proposals currently under consideration could result in an obligation to carry both the analog and digital version of local broadcast stations and/or to carry multiple digital program streams. Further, this decision has been appealed to the D.C. Circuit Court of Appeals.

     Reversing the findings of a November 2004 report, the FCC released a report in February 2006, finding that consumers could benefit under certain a la carte models for delivery of video programming. The report did not specifically recommend or propose the adoption of any specific rules by the FCC and it did not endorse a pure a la carte model where subscribers could purchase specific channels without restriction. Instead, it favored tiers plus individual channels or smaller theme-based tiers. Shortly after release of the report, the FCC voted to seek additional information as to whether cable systems with at least 36 channels are available to at least 70 percent of U.S. homes and whether 70 percent of households served by those systems subscribe. If so, the FCC may have discretion under the Cable Act to promulgate additional rules necessary to promote diversity of information sources. The FCC did not specify what rules it would seek to promulgate, however, the Chairman of the FCC has expressed support for family-friendly tiers of programming and availability of programming on an a la carte basis. Certain cable operators have responded by creating "family-friendly" programming tiers. It is not certain whether those efforts will ultimately be regarded as a sufficient response. Congress may also consider legislation regarding programming packaging, bundling or a-la-carte delivery of programming. Any such requirements could fundamentally change the way in which we package and price our services. We cannot predict the outcome of any current or future FCC proceedings or legislation in this area, or the impact of such proceedings on our business at this time.

     Recently, the FCC imposed "reciprocal" good faith retransmission consent negotiation obligations on cable operators and broadcasters. These rules identify seven types of conduct that would constitute "per se" violations of

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the new requirements. Thus, even though we may have no interest in carrying a particular broadcaster's programming, we may be required under the new rules to engage in negotiations within the parameters of the FCC's rules. While noting that the parties in retransmission consent negotiations were now subject to a "heightened duty of negotiation," the FCC emphasized that failure to ultimately reach an agreement is not a violation of the rules. The impact of these rules on our business cannot be determined at this time.

OUR FRANCHISES ARE NON-EXCLUSIVE AND LOCAL FRANCHISING AUTHORITIES MAY GRANT COMPETING FRANCHISES IN OUR MARKETS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     Our cable systems are operated under non-exclusive franchises granted by local franchising authorities. As a result, competing operators of cable systems and other potential competitors, such as municipal utility providers, may be granted franchises and may build cable systems in markets where we hold franchises. Some may not require local franchises at all, such as certain municipal utility providers. Any such competition could adversely affect our business. The existence of multiple cable systems in the same geographic area is generally referred to as an "overbuild." As of June 30, 2006, approximately 12.4% of the estimated homes passed by our cable systems were overbuilt by other cable operators. We cannot assure you that competition from overbuilders will not develop in other markets that we now serve or will serve after any future acquisitions.

     Legislation was recently passed in several states and similar legislation is pending, or has been proposed in certain other states and in Congress, to allow local telephone companies to deliver services in competition with our cable service without obtaining equivalent local franchises. Such a legislatively granted advantage to our competitors could adversely affect our business. The effect of such initiatives, if any, on our obligation to obtain local franchises in the future or on any of our existing franchises, many of which have years remaining in their terms, cannot be predicted.

     The FCC recently issued a Notice of Proposed Rulemaking seeking comment on whether the current local franchising process constitutes an impediment to widespread issuance of franchises to competitive cable providers in terms of the sheer number of franchising authorities, the impact of state-level franchising authorities, the burdens some local franchising authorities seek to impose as conditions of granting franchises and whether state "level-playing field" statutes also create barriers to entry. We cannot determine the outcome of any potential new rules on our business; however, any change that would lessen the local franchising burdens and requirements imposed on our competitors relative to those that are or have been imposed on us could harm our business.

THE FCC MAY NOT DELAY AND WE MIGHT NOT BE ABLE TO OBTAIN A WAIVER OF THE JULY 1, 2007 DEADLINE TO DEPLOYMENT OF NEW SET-TOP BOXES WITH INTEGRATED SECURITY.

     Over a multi-year phase-in period, FCC rules require multichannel video programming distributors, other than direct broadcast satellite operators, to separate security from non-security functions in set-top converters to allow third party vendors to provide set-tops with basic converter functions. Beginning July 1, 2007, cable operators will be prohibited from deploying and leasing new digital set-top terminals that integrate security and basic navigation functions. In August 2006, the D.C. Court of Appeals denied the cable industry's appeal of this integration ban. The National Cable and Telecommunications Association has filed a waiver request with the FCC for all cable operators requesting a delay of the integration ban until after the 2009 digital transition. The success of this waiver request cannot be predicted. If we are required to stop deploying certain set-top devices and either have a substantial inventory of undeployed new digital devices and/or replacement digital devices that separate security from basic navigation functions are not readily commercially available in sufficient quantities or at commercially reasonable prices, enforcement of this deadline could have a negative financial effect.

PENDING FCC AND COURT PROCEEDINGS COULD ADVERSELY AFFECT OUR HSD SERVICE.

     The legal and regulatory status of providing high-speed Internet access service by cable television companies is uncertain. Although the United States Supreme Court recently held that cable modem service was properly classified by the FCC as an "information service," freeing it from regulation as a "telecommunications service," it recognized that the FCC has jurisdiction to impose regulatory obligations on facilities based Internet Service

Providers. The FCC has an ongoing rulemaking to determine whether to impose regulatory obligations on such providers, including us. The FCC has issued a declaratory ruling that cable modem service, as it is currently offered, is properly classified as an interstate information service that is not subject to common carrier regulation. However, the FCC is still considering the following: whether to require cable companies to provide capacity on their systems to other entities to deliver high-speed Internet directly to customers, also known as open access; whether certain other regulatory requirements do or should apply to cable modem service; and whether and to what extent cable modem service should be subject to local franchise authorities' regulatory requirements or franchise fees. The adoption of new rules by the FCC could place additional costs and regulatory burdens on us, reduce our anticipated revenues or increase our anticipated costs for this service, complicate the franchise renewal process, result in greater competition or otherwise adversely affect our business. While we cannot predict the outcome of this proceeding, we do note that the FCC recently removed the requirement that telecommunications carriers provide access to competitors to resell their DSL Internet access service citing the need for competitive parity with cable modem service which has no similar access requirement.

WE MAY BE SUBJECT TO LEGAL LIABILITY BECAUSE OF THE ACTS OF OUR HSD CUSTOMERS OR BECAUSE OF OUR OWN NEGLIGENCE.

     Our HSD service enables individuals to access the Internet and to exchange information, generate content, conduct business and engage in various online activities on an international basis. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and abroad. Potentially, third parties could seek to hold us liable for the actions and omissions of our cable modem service customers, such as defamation, negligence, copyright or trademark infringement, fraud or other theories based on the nature and content of information that our customers use our service to post, download or distribute. We also could be subject to similar claims based on the content of other Websites to which we provide links or third-party products, services or content that we may offer through our Internet service. Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute us for violations of their laws.

     It is also possible that information provided directly by us will contain errors or otherwise be negligently provided to users, resulting in third parties making claims against us. For example, we offer Web-based email services, which expose us to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service. Additionally, we host website "portal pages" designed for use as a home page by, but not limited to, our HSD customers. These portal pages offer a wide variety of content from us and third parties which could contain errors or other material that could give rise to liability.

     To date, we have not been served notice that such a claim has been filed against us. However, in the future someone may serve such a claim on us in either a domestic or international jurisdiction and may succeed in imposing liability on us. Our defense of any such actions could be costly and involve significant distraction of our management and other resources. If we are held or threatened with significant liability, we may decide to take actions to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some features or our cable modem service.

     Since we launched our proprietary Mediacom Online service in February 2002, from time to time, we receive notices of claimed infringements by our cable modem service users. The owners of copyrights and trademarks have been increasingly active in seeking to prevent use of the Internet to violate their rights. In many cases, their claims of infringement are based on the acts of customers of an Internet service provider -- for example, a customer's use of an Internet service or the resources it provides to post, download or disseminate copyrighted music, movies, software or other content without the consent of the copyright owner or to seek to profit from the use of the goodwill associated with another person's trademark. In some cases, copyright and trademark owners have sought to recover damages from the Internet service provider, as well as or instead of the customer. The law relating to the potential liability of Internet service providers in these circumstances is unsettled. In 1996, Congress adopted the Digital Millennium Copyright Act, which is intended to grant ISPs protection against certain claims of copyright infringement resulting from the actions of customers, provided that the ISP complies with certain requirements. So far, Congress has not adopted similar protections for trademark infringement claims.

WE MAY BE REQUIRED TO PROVIDE ACCESS TO OUR NETWORKS TO OTHER INTERNET SERVICE PROVIDERS, WHICH COULD SIGNIFICANTLY INCREASE OUR COMPETITION AND ADVERSELY AFFECT OUR ABILITY TO PROVIDE NEW PRODUCTS AND SERVICES.

     Local authorities and the FCC have been asked to require cable operators to provide nondiscriminatory access over their cable systems to other Internet service providers. The recent decision by the United State Supreme Court upholding the FCC's classification of cable modem service as an "information service" may effectively forestall efforts by competitors to obtain access to the networks of cable operators to provide Internet access services. As noted above, however, the FCC continues to have jurisdiction over this issue and a rulemaking initiated prior to the Supreme Court's decision remains ongoing. While we cannot predict the outcome of this proceeding, we do note that the FCC recently removed the requirement that telecommunications carriers provide access to competitors to resell their DSL internet access service citing the need for competitive parity with cable modem service which has no similar access requirement. If we are required to provide access in this manner, it could have a significant adverse impact on our business, financial condition and results of operations, including by: (i) increasing competition; (ii) increasing the expenses we incur to maintain our systems; and/or (iii) increasing the expense of upgrading and/or expanding our systems.

WE MAY BECOME SUBJECT TO ADDITIONAL REGULATORY BURDENS BECAUSE WE OFFER CABLE TELEPHONY SERVICE.

     The regulatory treatment of VoIP services like those we and others offer remains uncertain. The FCC, Congress, the courts and the states continue to look at issues surrounding the provision of VoIP, including whether this service is properly classified as a telecommunications service or an information service. The FCC's decision to classify VoIP as an information service should eliminate much if not all local regulation of the service and should limit federal regulation to consumer protection, as opposed to economic issues. For example, on the federal level, the FCC recently required providers of "interconnected" VoIP services, such as ours, to file a letter with the FCC certifying compliance with certain E-911 functionality. Disputes have also arisen with respect to the rights of VoIP providers and their telecommunications provider partners to obtain interconnection and other rights under the Act from incumbent telephone companies. We cannot predict how these issues will be resolved, but uncertainties in the existing law as it applies to VoIP or any determination that results in greater or different regulatory obligations than competing services would result in increased costs, reduce anticipated revenues and impede our ability to effectively compete or otherwise adversely affect our ability to successfully roll-out and conduct our telephony business.

     In May 2006, the FCC affirmed the May 14, 2007 deadline by which facilities-based broadband Internet access and interconnected VoIP services must comply with Communications Assistance for Law Enforcement Act requirements. In June 2006, the FCC announced that it would require VoIP providers to contribute to the Universal Service Fund based on their interstate service revenues. Recently, the FCC issued a Further Notice of Proposed Rulemaking with respect to possible changes in the intercarrier compensation model in a way that could financially disadvantage us and benefit some of those who compete with us. It is unknown what conclusions or actions the FCC may take or the effects on our business.

ACTIONS BY POLE OWNERS MIGHT SUBJECT US TO SIGNIFICANTLY INCREASED POLE ATTACHMENT COSTS.

     Our cable facilities are often attached to or use public utility poles, ducts or conduits. Historically, cable system attachments to public utility poles have been regulated at the federal or state level. Generally this regulation resulted in favorable pole attachment rates for cable operators. The FCC clarified that the provision of Internet access does not endanger a cable operator's favorable pole rates; this approach ultimately was upheld by the Supreme Court of the United States. That ruling, coupled with the recent Supreme Court decision upholding the FCC's classification of cable modem service as an information service, should strengthen our ability to resist such rate increases based solely on the delivery of cable modem services over our cable systems. As we continue our deployment of cable telephony and certain other advanced services, utilities may seek to invoke higher rates based on the FCC's telecommunications services rate formula which produces higher permitted maximum attachment rates. A formal hearing is currently before the FCC in which Gulf Power is attempting to demonstrate that pole attachment rates above its marginal costs meet the just compensation test approved by the United States Court of Appeals for the 11th Circuit which would allow it to ask for and receive rates from cable operators over and above the rates set by

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

FCC regulation. If successful, Gulf Power and perhaps all utilities in areas served by us may have a similar claim thereby increasing their ability to raise rates.

     Our business, financial condition and results of operations could suffer a material adverse impact from any significant increased costs, and such increased pole attachment costs could discourage system upgrades and the introduction of new products and services.

CHANGES IN COMPULSORY COPYRIGHT REGULATIONS MIGHT SIGNIFICANTLY INCREASE OUR LICENSE FEES.

     Filed petitions for rulemaking with the United States Copyright Office seek clarification with regard to, and propose revisions to, certain cable compulsory copyright license reporting requirements and seek clarification of certain issues relating to the application of the compulsory license to the carriage of digital broadcast stations. The petitions seek, among other things: (i) clarification of the inclusion in gross revenues of digital converter fees, additional set fees for digital service and revenue from required "buy throughs" to obtain digital service; (ii) reporting of "dual carriage" and multicast signals; (iii) revisions to the Copyright Office's rules and Statement of Account forms, including increased detail regarding services, rates and subscribers, additional information regarding non-broadcast tiers of service, cable headend location information, community definition clarification and identification of the county in which the cable community is located and the effect of interest payments on potential liability for late filing; and (iv) payment for certain distant signals in communities where the signal is not carried, dubbed "phantom signals." The Copyright Office may open one or more rulemakings or inquiry proceedings in response to these petitions. In August 2006, the Copyright Office opened a Notice of Inquiry requesting comments on changes in reporting requirements pursuant to which cable operators would report more detailed information including subscriber counts and rates for each subscriber category (e.g., owner of a private residence, resident of an apartment, owner of a motel, owner of a multiple dwelling unit building), headend location and county. Provision of such information may make it easier for copyright owners to make claims that copyright filings should be reconfigured which could in some cases result in significantly higher copyright costs. In September 2006, the Copyright Office opened a Notice of Inquiry ("Digital Signals NOI") proceeding seeking comment on copyright issues relating to the retransmission of digital broadcast signals, including matters relating to the identification of digital broadcast signals on Statements of Account (including dual carriage and multicast) and the treatment of digital broadcast signals for purposes of calculating the compulsory license royalty fee. The Digital Signals NOI also seeks comment regarding the reporting of certain fees charged cable customers in connection with the receipt of digital broadcast signals. Furthermore, the Copyright Office is reviewing an approach by which all copyright payments would be computed electronically by a system administered by the Copyright Office. We cannot predict the outcome of any such inquiries, rulemakings or proceedings; however, it is possible that certain changes in the rules or copyright compulsory license fee computations or compliance procedures could have an adverse affect on our business, financial condition and results of operations by increasing our copyright compulsory license fee costs or by causing us to reduce or discontinue carriage of certain broadcast signals that we currently carry on a discretionary basis.

RISKS RELATED TO THE NOTES

WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT WHICH COULD EXACERBATE THE RISKS DESCRIBED ABOVE.

     We and our subsidiaries may be able to incur substantial additional debt in the future. If we or our subsidiaries do so, the risks described above could intensify. The terms of the indenture governing the notes does not fully prohibit us or our subsidiaries from doing so. As of June 30, 2006, as adjusted to give effect to this offering, the application of the proceeds therefrom and our redemption of our 11% senior notes due 2013 (and a related borrowing transaction), our subsidiaries would have had approximately $480.9 million of unused credit commitments under the revolving credit portion of the subsidiary credit facility, of which approximately $343.0 million could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements. We expect to continue to borrow under this facility.

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL DEBT AND OTHER LIABILITIES OF OUR SUBSIDIARIES.

     Mediacom Broadband LLC is a holding company. As a result, the notes are effectively subordinated to all existing and future liabilities of our subsidiaries, including debt under our subsidiary credit facility. If the maturity of the loans under our subsidiary credit facility were accelerated, our subsidiaries would have to repay all debt outstanding under that credit facility before they could distribute any assets or cash to us. Remedies to the lenders under our subsidiary credit facility could constitute events of default under the indenture governing the notes. If these remedies were exercised, the maturity of the notes could be accelerated, and our subsidiaries' obligations under our subsidiary credit facility could be accelerated also. In such circumstances, there can be no assurance that our subsidiaries' assets would be sufficient to repay all of their debt and then to make distributions to us to enable us to meet our obligations under the indenture. Claims of creditors of our subsidiaries, including general trade creditors, will generally have priority over holders of the notes as to the assets of our subsidiaries. Additionally, any right we may have to receive assets of any of our subsidiaries upon such subsidiary's liquidation or reorganization will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent, if any, that we ourselves are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to the claims of such creditors who hold security in the assets of such subsidiary to the extent of such assets and to the claims of such creditors who hold indebtedness of such subsidiary senior to that held by us. As of June 30, 2006, after giving pro forma effect to this offering, the application of the proceeds therefrom and our redemption of our 11% senior notes due 2013 (and a related borrowing transaction), the aggregate amount of the debt and other liabilities of our subsidiaries reflected on our consolidated balance sheet as to which holders of the notes would have been effectively subordinated was approximately $1,183.7 million and our subsidiaries would have had approximately $480.9 million of unused credit commitments under the revolving credit portion of the subsidiary credit facility, of which approximately $343.0 million could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements. Our subsidiaries may incur additional debt or other obligations in the future and the notes will be effectively subordinated to such debt or other obligations.

THE NOTES ARE OBLIGATIONS OF A HOLDING COMPANY WHICH HAS NO OPERATIONS AND DEPENDS ON ITS SUBSIDIARIES FOR CASH.

     As a holding company, we do not have any operations or hold any assets other than our investments in and our advances to our operating subsidiaries. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. The only source of cash we have to pay interest on, and repay the principal of, our indebtedness and to meet our other obligations is the cash that our subsidiaries generate from their operations and their borrowings. Our subsidiaries are not obligated to make funds available to us. Our subsidiaries' ability to make payments to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions, including the agreements governing our subsidiary credit facilities and other indebtedness. Those agreements permit our subsidiaries to distribute cash to us under certain circumstances, but only so long as there is no default under any of such agreements.

OUR OWNERSHIP INTERESTS IN OUR SUBSIDIARIES ARE PLEDGED AS COLLATERAL UNDER OUR SUBSIDIARY CREDIT FACILITY AND MAY NOT BE AVAILABLE TO HOLDERS OF THE NOTES.

     All of our ownership interests in our subsidiaries are pledged as collateral under our subsidiary credit facility. Therefore, if we were unable to pay principal or interest on the notes, the ability of the holders of the notes to proceed against the ownership interests in our subsidiaries to satisfy such amounts would be subject to the prior satisfaction in full of all amounts owing under our subsidiary credit facility. Any action to proceed against such interests by or on behalf of the holders of notes would constitute an event of default under our subsidiary credit facility entitling the lenders thereunder to declare all amounts owing thereunder to be immediately due and payable. In addition, as secured creditors, the lenders under our subsidiary credit facility would control the disposition and sale of our subsidiaries' interests after an event of default under our subsidiary credit facility and would not be legally required to take into account the interests of our unsecured creditors, such as the holders of the notes, with respect to any such disposition or sale. There can be no assurance that our assets after the satisfaction of claims of our secured creditors would be sufficient to satisfy any amounts owing with respect the notes.

WE MAY NOT BE ABLE TO GENERATE ENOUGH CASH TO SERVICE OUR DEBT.

     Our ability to make payments on and to refinance our debt, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash. This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flows from operations or that future distributions will be available to us in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

     We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

UNDER CERTAIN CIRCUMSTANCES, FEDERAL AND STATE LAWS MAY ALLOW COURTS TO VOID OR SUBORDINATE CLAIMS WITH RESPECT TO THE NOTES OR TO MODIFY THE CONTRACTUAL OR STRUCTURAL RELATIONSHIP BETWEEN DIFFERENT CLASSES OF CREDITORS.

     Under the federal Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court could void claims with respect to the notes, or subordinate them, if, among other things, we, at the time the notes were issued:

     - received less than reasonably equivalent value or fair consideration for the notes; and

     - was insolvent or rendered insolvent by reason of the incurrence;

     - was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they became due.

     The measures of insolvency for purposes of these fraudulent or preferential transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent or preferential transfer has occurred. Generally, however, we would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

     - it could not pay its debts as they became due.

     Based upon information currently available to us, we believe that the notes are being incurred for proper purposes and in good faith.

     In addition, if there were to be a bankruptcy of our parent and/or its subsidiaries, creditors of our parent may attempt to make claims against us and our subsidiaries, including seeking substantive consolidation of our and our subsidiaries' assets and liabilities with the liabilities of our parent, which (if successful) could have an adverse effect on holders of the notes and their recoveries in any bankruptcy proceeding.

OUR ABILITY TO PURCHASE YOUR NOTES ON A CHANGE OF CONTROL MAY BE LIMITED.

     If we undergo a change of control, we may need to refinance large amounts of our debt, including our subsidiary credit facility, and we must offer to buy back the notes for a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. We cannot assure you that we will have sufficient funds available to make the required repurchases of the notes in that event, or that we will have sufficient funds to pay our other debts.

     In addition, our subsidiary credit facility prohibits our subsidiaries from providing us with funds to finance a change of control offer after a change of control until our subsidiaries have repaid in full their debt under our subsidiary credit facility. If we fail to repurchase the notes upon a change of control, we will be in default under the indenture governing the notes and the indenture governing our existing senior notes. Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event. These repurchase requirements may delay or make it harder to obtain control of our company.

     The change of control provisions may not protect you in a transaction in which we incur a large amount of debt, including a reorganization, restructuring, merger or other similar transaction, because that kind of transaction may not involve any shift in voting power or beneficial ownership, or may not involve a shift large enough to trigger a change of control.

YOU SHOULD NOT EXPECT MEDIACOM BROADBAND CORPORATION TO PARTICIPATE IN MAKING PAYMENTS ON THE NOTES.

     Mediacom Broadband Corporation is a wholly-owned subsidiary of Mediacom Broadband LLC that was incorporated to accommodate the issuance of indebtedness by Mediacom Broadband LLC. Mediacom Broadband Corporation has no operations, revenues or cash flows and has no assets, liabilities or stockholders' equity on its balance sheet, other than a one- hundred dollar receivable from an affiliate and the same dollar amount of common stock on its consolidated balance sheets. You should not expect Mediacom Broadband Corporation to participate in servicing the interest or principal obligations on the notes.

AN ACTIVE LIQUID TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

     The notes are a new issue of securities with no existing trading market and will not have the same CUSIP number as our existing 8 1/2% senior notes due 2015. We do not intend to have the notes listed on a national securities exchange, although we expect that they will be eligible for trading in The PORTAL Market. However, we cannot assure you that the notes will be so designated for trading in The PORTAL Market at the time the notes are delivered to purchasers or at any other time. Each of the initial purchasers has informed us that it intends to make a market in the notes. However, none of them are obligated to do so, and any or all of them may discontinue such market making at any time without notice. Moreover, the initial purchasers' market making activities will be subject to limits imposed by the Securities Act or the Securities Exchange Act of 1934 during the pendency of any exchange offer described under "Exchange offer and registration rights agreement." There can be no assurance that an active trading market for the notes will develop, or if one does develop, that it will be sustained.

     Historically, the market for non-investment grade debt has been highly volatile in terms of price. It is possible that the market for the notes and the exchange notes will also be volatile. This volatility in price may affect your ability to resell your notes or exchange notes or the timing of their sale.

THERE ARE RESTRICTIONS ON RESALE OF THE NOTES.

     The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws, or pursuant to an effective registration statement. We have agreed to commence a registered exchange offer for the notes or to register resales of the notes under the Securities Act, but no assurances can be given that such a registration will be completed or that any trading market will develop thereafter. See "Description of the notes," "Exchange offer and registration rights agreement" and "Notice to investors."

                                    BUSINESS

     The section entitled "Business -- Competition -- Telephone Companies" in
Part I, Item 1 of the 2005 Annual Report is updated and modified in its entirety with the following:

  TELEPHONE COMPANIES

     In addition to their joint-marketing alliances with DBS providers, Verizon Communications Inc. and AT&T Inc. are now constructing and both have begun to operate, new fiber networks that replace their existing networks and allow them to offer video services, in addition to improved voice and high speed data services. These telephone companies have substantial resources. Several states have enacted statutes that allow telephone companies to deliver services that compete with our cable service without obtaining equivalent local franchises. While the video competition we face from telephone companies is currently limited, if they decide to rebuild their networks in our markets and begin to offer video services, they could present a significant competitive challenge to us.

                           LEGISLATION AND REGULATION

     The section entitled "Business -- Legislation and Regulation" in Part I,
Item 1 of the 2005 Annual Report is updated and modified in its entirety with the following:

GENERAL

     Federal, state and local laws regulate the development and operation of cable communications systems. In the following paragraphs, we summarize the federal laws and regulations materially affecting us and other cable operators. We also provide a brief description of certain relevant state and local laws. Currently few laws or regulations apply to Internet services. Existing federal, state and local laws and regulations and state and local franchise requirements are currently the subject of judicial proceedings, legislative hearings and administrative proceedings that could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor their impact upon the cable industry, our business or our operations can be predicted at this time.

FEDERAL REGULATION

     The principal federal statutes governing the cable industry, the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996 (collectively, the "Cable Act"), establish the federal regulatory framework for the industry. The Cable Act allocates principal responsibility for enforcing the federal policies among the Federal Communications Commission ("FCC") and state and local governmental authorities.

     The Cable Act and the regulations and policies of the FCC affect significant aspects of our cable system operations, including:

     - subscriber rates;

     - the content of the programming we offer to subscribers, as well as the way we sell our program packages to subscribers;

     - the use of our cable systems by the local franchising authorities, the public and other unrelated companies;

     - our franchise agreements with local governmental authorities;

     - cable system ownership limitations and prohibitions; and

     - our use of utility poles and conduit.

     The FCC and some state regulatory agencies regularly conduct administrative proceedings to adopt or amend regulations implementing the statutory mandate of the Cable Act. At various times, interested parties to these administrative proceedings challenge the new or amended regulations and policies in the courts with varying levels of success. Further court actions and regulatory proceedings may occur that might affect the rights and obligations of various parties under the Cable Act. The results of these judicial and administrative proceedings may materially affect the cable industry and our business and operations.

SUBSCRIBER RATES

     The Cable Act and the FCC's regulations and policies limit the ability of cable systems to raise rates for basic services and customer equipment. No other rates are subject to regulation. Federal law exempts cable systems from all rate regulation in communities that are subject to effective competition, as defined by federal law and where affirmatively declared by the FCC. Federal law defines effective competition as existing in a variety of circumstances that historically were rarely satisfied but are increasingly satisfied with the increases in DBS penetration and the announced plans of some local phone companies to offer comparable video service. Although the FCC is conducting a proceeding that may streamline the process for obtaining effective competition determinations, neither the outcome of this proceeding nor its impact upon the cable industry or our business or operations can be predicted at this time.

     Where there is no effective competition to the cable operator's services, federal law gives local franchising authorities the ability to regulate the rates charged by the operator for:

     - the lowest level of programming service offered by the cable operator, typically called basic service, which includes, at a minimum, the local broadcast channels and any public access or governmental channels that are required by the operator's franchise;

     - the installation of cable service and related service calls; and

     - the installation, sale and lease of equipment used by subscribers to receive basic service, such as converter boxes and remote control units.

     Local franchising authorities who wish to regulate basic service rates and related equipment rates must first affirmatively seek and obtain FCC certification to regulate by following a simplified FCC certification process and agreeing to follow established FCC rules and policies when regulating the cable operator's rates. Currently, the majority of the communities we serve have not sought such certification to regulate our rates.

     Several years ago, the FCC adopted detailed rate regulations, guidelines and rate forms that a cable operator and the local franchising authority must use in connection with the regulation of basic service and equipment rates. The FCC adopted a benchmark methodology as the principal method of regulating rates. However, if this methodology produces unacceptable rates, the operator may also justify rates using either a detailed cost-of-service methodology or an add-on to the benchmark rate based on the additional capital cost and certain operating expenses resulting from qualifying upgrades to the cable plant. The Cable Act and FCC rules also allow franchising authorities to regulate equipment rates on the basis of actual cost plus a reasonable profit, as defined by the FCC.

     If the local franchising authority concludes that a cable operator's rates exceed what is permitted under the FCC's rate rules, the local franchising authority may require the cable operator to reduce rates and to refund overcharges to subscribers, with interest. The cable operator may appeal adverse local rate decisions to the FCC.

     The FCC's regulations allow a cable operator to modify regulated rates on a quarterly or annual basis to account for changes in:

     - the number of regulated channels;

     - inflation; and

     - certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise-imposed obligations.

     The Cable Act and/or the FCC's regulations also:

     - require cable operators to charge uniform rates throughout each franchise area that is not subject to effective competition;

     - prohibit regulation of non-predatory bulk discount rates offered by cable operators to subscribers in multiple dwelling units; and

     - permit regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level.

     Reversing the findings of a November 2004 report, the FCC released a report in February 2006 finding that consumers could benefit under certain a la carte models for delivery of video programming. This report did not specifically recommend or propose the adoption of any specific rules by the FCC and it did not endorse a pure a la carte model where subscribers could purchase specific channels without restriction. Instead, it favored tiers plus individual channels or smaller theme-based tiers. Shortly after release of the report, the FCC voted to seek additional information as to whether cable systems with at least 36 channels are available to at least 70 percent of U.S. homes and whether 70 percent of households served by those systems subscribe. If so, the FCC may have additional discretion under the Cable Act to promulgate additional rules necessary to promote diversity of information sources. The FCC did not specify what rules it would seek to promulgate; however, the Chairman of the FCC has expressed support for family-friendly tiers of programming and availability of programming on an

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

a la carte basis. Certain cable operators have responded by announcing that they will launch "family-friendly" programming tiers. It is not certain whether those efforts will ultimately be regarded as a sufficient response. Congress may also consider legislation regarding programming packaging, bundling or a-la-carte delivery of programming. Any such requirements could fundamentally change the way in which we package and price our services. We cannot predict the outcome of any current or future FCC proceedings or legislation in this area, or the impact of such proceedings on our business at this time.

CONTENT REQUIREMENTS

MUST CARRY AND RETRANSMISSION CONSENT

     The FCC's regulations contain broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years whether to require a cable system:

     - to carry the station, subject to certain exceptions; or

     - to negotiate the terms by which the cable system may carry the station on its cable systems, commonly called retransmission consent.

     - The Cable Act and the FCC's regulations require a cable operator to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations. The Cable Act and the FCC's rules also give certain local non-commercial educational television stations mandatory carriage rights, but not the option to negotiate retransmission consent. Additionally, cable systems must obtain retransmission consent for carriage of:

     - all distant commercial television stations, except for certain commercial satellite-delivered independent superstations such as WGN;

     - commercial radio stations; and

     - certain low-power television stations.

     Under legislation enacted in 1999, Congress barred broadcasters from entering into exclusive retransmission consent agreements (extended through 2009) and required that broadcasters negotiate retransmission consent agreements in "good faith;" in 2004, Congress extended this "good faith" requirement to cover all multi-channel video programming distributors, including cable operators.

     Must-carry obligations may decrease the attractiveness of the cable operator's overall programming offerings by including less popular programming on the channel line-up, while cable operators may need to provide some form of consideration to broadcasters to obtain retransmission consent to carry more popular programming. We carry both broadcast stations based on must-carry obligations and others that have granted retransmission consent.

     No later than February 18, 2009, all television broadcasts must be solely in digital format. After February 17, 2009, broadcasters must return their analog spectrum. The FCC has issued a decision that effectively requires mandatory carriage of local television stations that surrender their analog channel and broadcast only digital signals. These stations are entitled to request carriage in their choice of digital or converted analog format. Stations transmitting in both digital and analog formats ("Dual Format Broadcast Stations"), which is permitted during the transition period, have no carriage rights for the digital format during the transition unless and until they turn in their analog channel. The FCC has recently reaffirmed that cable operators are not required to carry the digital signal of Dual Format Broadcast Stations that currently have must-carry rights for their analog signals, however, changes in the composition of the Commission as well as proposals currently under consideration could result in an obligation to carry both the analog and digital version of local broadcast stations or to carry multiple digital program streams. In addition to rejecting a "dual carriage" requirement during the transition, the FCC also confirmed that a cable operator need only carry a broadcaster's "primary video" service (rather than all of the digital "multi-cast" services), both during and after the transition. The adoption, by legislation or FCC regulation, of additional must-carry requirements would have a negative impact on us because it would reduce available channel capacity and thereby could require us to either discontinue other channels of programming or restrict our ability to carry new channels of programming or other services that may be more desirable to our customers.


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

     In the Satellite Home Viewer Extension and Reauthorization Act of 2004 ("SHVERA"), Congress directed the FCC to conduct an inquiry and submit a report to Congress regarding the impact on competition in the multichannel video programming distribution market of the Cable Act's provisions and the FCC's rules on retransmission consent, network-non-duplication, syndicated exclusivity, and sports blackouts. The FCC completed this inquiry and submitted the required report to Congress in September 2005. While generally recommending that Congress continue its efforts to "harmonize" the rules applicable to cable, DBS and other multichannel video programming distributors to the extent feasible in light of technological differences, the FCC found that it was unnecessary to recommend any specific statutory amendments "at this time." Rather, the FCC concluded that specific suggestions for change should await the results of a pair of companion studies to be conducted by the Copyright Office pursuant to SHVERA, the results of which are discussed below in the Copyright section.

     A substantial number of local broadcast stations carried by our cable television systems have elected to negotiate for retransmission consent, and we have successfully negotiated retransmission consent agreements with most of them.

     Cable systems serving approximately half of our subscribers carry local broadcast stations owned or programmed by Sinclair Broadcast Group, Inc. under a month-to-month retransmission arrangement terminable at the end of any month on 45-days notice. All of these stations are affiliates of one of the "big-4" networks, ABC, CBS, FOX and NBC. In negotiations with our manager for a longer-term retransmission consent agreement, Sinclair is seeking compensation that we believe to be in excess of what is appropriate, although the amount is not material to our results of operations or financial condition. Sinclair has threatened to give us notice, on or before October 15, 2006, to terminate retransmission of all of its stations effective December 1, 2006.

     While negotiations have narrowed the gap between Sinclair and us, we have not yet reached agreement. We cannot predict if or when Sinclair may give us notice to cease carrying any of its stations or, if it does, whether we will be able to reach a new agreement before our systems actually have to cease carriage. If there is an actual termination of carriage, we are unable to predict how many of our subscribers might switch to direct broadcast service providers that carry the Sinclair stations as the result of marketing campaigns launched by those providers or Sinclair; however, a permanent loss of a significant number of subscribers could adversely affect our results of operations, financial condition and prospects.

TIER BUY THROUGH

     The Cable Act and the FCC's regulations require our cable systems, other than those systems which are subject to effective competition, to permit subscribers to purchase video programming we offer on a per channel or a per program basis without the necessity of subscribing to any tier of service other than the basic service tier.

     The FCC is reviewing a complaint with respect to another cable operator to determine whether certain charges routinely assessed by many cable operators, including us, to obtain access to digital services, violate this "anti-buy-through" provision. Any decision that requires us to restructure or eliminate such charges would have an adverse effect on our business.

PROGRAM ACCESS

     To increase competition between cable operators and other video program distributors, the Cable Act and the FCC's regulations:

     - preclude any satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors;

     - require such programmers to sell their programming to other unaffiliated video program distributors; and

     - limit the ability of such programmers to offer exclusive programming arrangements to cable operators.


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

OTHER PROGRAMMING

     Federal law actively regulates other aspects of our programming, involving such areas as:

     - our use of syndicated and network programs and local sports broadcast programming;

     - advertising in children's programming;

     - political advertising;

     - origination cablecasting;

     - adult programming;

     - sponsorship identification; and

     - closed captioning of video programming.

USE OF OUR CABLE SYSTEMS BY THE GOVERNMENT AND UNRELATED THIRD PARTIES

     The Cable Act allows local franchising authorities and unrelated third parties to obtain access to a portion of our cable systems' channel capacity for their own use. For example, the Cable Act:

     - permits franchising authorities to require cable operators to set aside channels for public, educational and governmental access programming; and

     - requires a cable system with 36 or more activated channels to designate a significant portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.

     The FCC regulates various aspects of third party commercial use of channel capacity on our cable systems, including:

     - the maximum reasonable rate a cable operator may charge for third party commercial use of the designated channel capacity;

     - the terms and conditions for commercial use of such channels; and

     - the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity.

FRANCHISE MATTERS

     We have non-exclusive franchises in virtually every community in which we operate that authorize us to construct, operate and maintain our cable systems. Although franchising matters are normally regulated at the local level through a franchise agreement and/or a local ordinance, the Cable Act provides oversight and guidelines to govern our relationship with local franchising authorities.

     For example, the Cable Act and/or FCC regulations and determinations:

     Provide guidelines for the exercise of local regulatory authority that:

     - affirm the right of franchising authorities, which may be state or local, depending on the practice in individual states, to award one or more franchises within their jurisdictions;

     - generally prohibit us from operating in communities without a franchise;

     - permit local authorities, when granting or renewing our franchises, to establish requirements for cable-related facilities and equipment, but prohibit franchising authorities from establishing requirements for specific video programming or information services other than in broad categories; and

     - permit us to obtain modification of our franchise requirements from the franchise authority or by judicial action if warranted by commercial impracticability.


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

     Generally prohibit franchising authorities from:

     - imposing requirements during the initial cable franchising process or during franchise renewal that require, prohibit or restrict us from providing telecommunications services;

     - imposing franchise fees on revenues we derive from providing telecommunications or information services over our cable systems;

     - restricting our use of any type of subscriber equipment or transmission technology; and

     - requiring payment of franchise fees to the local franchising authority in excess of 5.0% of our gross revenues derived from providing cable services over our cable system.

     Encourage competition with existing cable systems by:

     - allowing municipalities to operate their own cable systems without franchises; and

     - preventing franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system's service area.

     Provide renewal procedures:

     - The Cable Act contains renewal procedures designed to protect us against arbitrary denials of renewal of our franchises although, under certain circumstances, the franchising authority could deny us a franchise renewal. Moreover, even if our franchise is renewed, the franchising authority may seek to impose upon us new and more onerous requirements, such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal to the extent permitted by law. Similarly, if a franchising authority's consent is required for the purchase or sale of our cable system or franchise, the franchising authority may attempt to impose more burdensome or onerous franchise requirements on the purchaser in connection with a request for such consent. Historically, cable operators providing satisfactory services to their subscribers and complying with the terms of their franchises have almost always obtained franchise renewals. We believe that we have generally met the terms of our franchises and have provided quality levels of service. We anticipate that our future franchise renewal prospects generally will be favorable.

     - Various courts have considered whether franchising authorities have the legal right to limit the number of franchises awarded within a community and to impose substantive franchise requirements. These decisions have been inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable operators' First Amendment protections, the legality of the franchising process generally and of various specific franchise requirements is likely to be in a state of flux. Furthermore, the FCC recently issued a Notice of Proposed Rulemaking seeking comment on whether the current local franchising process constitutes an impediment to widespread issuance of franchises to competitive cable providers in terms of the sheer number of franchising authorities, the impact of state-level franchising authorities, the burdens some local franchising authorities seek to impose as conditions of granting franchises and whether state "level-playing field" statutes also create barriers to entry. We cannot determine the outcome of any potential new rules on our business; however, any change that would lessen the local franchising burdens and requirements imposed on our competitors relative to those that are or have been imposed on us could harm our business.

     The Cable Act and the FCC allow cable operators to pass franchise fees on to subscribers and to separately itemize them on subscriber bills. In 2003, an appellate court affirmed an FCC ruling that franchise fees paid by cable operators on non-subscriber related revenue (such as cable advertising revenue and home shopping commissions) may be passed through to subscribers and itemized on subscriber bills regardless of the source of the revenues on which they were assessed.

     In connection with its decision in 2002 classifying high-speed Internet services provided over a cable system as interstate information services, the FCC stated that revenues derived from cable operators' Internet services should not be included in the revenue base from which franchise fees are calculated. Although the United States Supreme Court subsequently held that cable modem service was properly classified by the FCC as an "information service," freeing it from regulation as a "telecommunications service," it recognized that the FCC has jurisdiction to impose regulatory obligations on facilities based Internet Service Providers. The FCC has an ongoing rulemaking to

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

determine whether to impose regulatory obligations on such providers, including us. Because of the FCC's decision, we are no longer collecting and remitting franchise fees on our high-speed Internet service revenues. We are unable to predict the ultimate resolution of these matters but do not expect that any additional franchise fees we may be required to pay will be material to our business and operations.

     In June 2006, the United States Court of Appeals for the District of Columbia Circuit remanded the FCC's denial of SBC's (now AT&T) petition seeking forbearance from Title II common carrier regulation of its Internet Protocol ("IP") services. AT&T has widely announced its intent to provide IP video, voice and data. The outcome of this proceeding or its impact on our business cannot be predicted.

OWNERSHIP LIMITATIONS

     The FCC previously adopted nationwide limits on the number of subscribers under the control of a cable operator and on the number of channels which can be occupied on a cable system by video programming in which the cable operator has an interest. The U.S. Court of Appeals for the District of Columbia Circuit reversed the FCC's decisions implementing these statutory provisions and remanded the case to the FCC for further proceedings.

     The 1996 amendments to the Cable Act eliminated the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area. The identical FCC regulation subsequently has been invalidated by a federal appellate court.

     The 1996 amendments to the Cable Act made far-reaching changes in the relationship between local telephone companies and cable service providers. These amendments:

     - eliminated federal legal barriers to competition in the local telephone and cable communications businesses, including allowing local telephone companies to offer video services in their local telephone service areas;

     - preempted legal barriers to telecommunications competition that previously existed in state and local laws and regulations;

     - set basic standards for relationships between telecommunications providers; and

     - generally limited acquisitions and prohibited joint ventures between local telephone companies and cable operators in the same market.

     Pursuant to these changes in federal law, local telephone companies may now provide service as traditional cable operators with local franchises or they may opt to provide their programming over open video systems, subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis. Open video systems are exempt from certain regulatory obligations that currently apply to cable operators. The decision as to whether an operator of an open video system must obtain a local franchise is left to each community.

     The 1996 amendments to the Cable Act allow registered utility holding companies and subsidiaries to provide telecommunications services, including cable television, notwithstanding the Public Utilities Holding Company Act of 1935, as amended. In 2004, the FCC adopted rules: (i) that affirmed the ability of electric service providers to provide broadband Internet access services over their distribution systems; and (ii) that seek to avoid interference with existing services. Electric utilities could be formidable competitors to cable system operators.

     Legislation was recently passed in several states and similar legislation is pending, or has been proposed, in certain other states and in Congress, to allow local telephone companies or other competitors to deliver services in competition with our cable service without obtaining equivalent local franchises. Such a legislatively granted advantage to our competitors could adversely affect our business. The effect of such initiatives, if any, on our obligation to obtain local franchises in the future or on any of our existing franchises, many of which have years remaining in their terms, cannot be predicted in all cases. In some cases, we may become eligible for state issued franchises on comparable terms and conditions as our existing franchises expire or as competitive franchises are issued.

     The Cable Act generally prohibits us from owning or operating a satellite master antenna television system or multichannel multipoint distribution system in any area where we provide franchised cable service and do not have

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

effective competition, as defined by federal law. We may, however, acquire and operate a satellite master antenna television system in our existing franchise service areas if the programming and other services provided to the satellite master antenna television system subscribers are offered according to the terms and conditions of our local franchise agreement.

CABLE EQUIPMENT

     The Cable Act and FCC regulations seek to promote competition in the delivery of cable equipment by giving consumers the right to purchase set-top converters from third parties as long as the equipment does not harm the network, does not interfere with services purchased by other customers and is not used to receive unauthorized services. Over a multi-year phase-in period, the rules also require multichannel video programming distributors, other than direct broadcast satellite operators, to separate security from non-security functions in set-top converters to allow third party vendors to provide set-tops with basic converter functions. Beginning July 1, 2007, cable operators will be prohibited from leasing digital set-top terminals that integrate security and basic navigation functions. In August 2006, the D.C. Court of Appeals denied the cable industry's appeal of this integration ban. The National Cable and Telecommunications Association has filed a waiver request with the FCC for all cable operators requesting a delay of the integration ban until after the 2009 digital transition. The success of this waiver request cannot be predicted.

     To promote compatibility of cable television systems and consumer electronics equipment, the FCC recently adopted rules implementing "plug and play" specifications for one-way digital televisions. The rules require cable operators to provide "CableCard" security modules and support for digital televisions equipped with built-in set-top functionality. The FCC continues to push the cable television and consumer electronics industries to develop two-way "plug and play" specifications.

POLE ATTACHMENT REGULATION

     The Cable Act requires certain public utilities, defined to include all local telephone companies and electric utilities, except those owned by municipalities and co-operatives, to provide cable operators and telecommunications carriers with nondiscriminatory access to poles, ducts, conduit and rights-of-way at just and reasonable rates. This right to access is beneficial to us. Federal law also requires the FCC to regulate the rates, terms and conditions imposed by such public utilities for cable systems' use of utility pole and conduit space unless state authorities have demonstrated to the FCC that they adequately regulate pole attachment rates, as is the case in certain states in which we operate. In the absence of state regulation, the FCC will regulate pole attachment rates, terms and conditions only in response to a formal complaint. The FCC adopted a new rate formula that became effective in 2001 which governs the maximum rate certain utilities may charge for attachments to their poles and conduit by companies providing telecommunications services, including cable operators.

     This telecommunications services formula which produces higher maximum permitted attachment rates applies only to cable television systems which elect to offer telecommunications services. The FCC ruled that the provision of Internet services will not, in and of itself, trigger use of the new formula. The Supreme Court affirmed this decision and also held that the FCC's authority to regulate rates for attachments to utility poles extended to attachments by cable operators and telecommunications carriers that are used to provide Internet service or for wireless telecommunications service. The Supreme Court's decision upholding the FCC's classification of cable modem service as an information service, should strengthen our ability to resist such rate increases based solely on the delivery of cable modem services over our cable systems. As we continue our deployment of cable telephony and certain other advanced services, utilities may continue to seek to invoke the higher rates.

     At present there is a formal hearing before the FCC in which Gulf Power is attempting to demonstrate that pole attachment rates above its marginal costs meet the just compensation test approved by the United States Court of Appeals for the 11th Circuit. As a result of the Supreme Court case upholding the FCC's classification of cable modem service as an information service, the 11th Circuit has considered whether there are circumstances in which a utility can ask for and receive rates from cable operators over and above the rates set by FCC regulation. If successful, Gulf Power and perhaps all utilities in areas served by us may have a similar claim thereby increasing their ability to raise rates. It is not known at this time what, if any, financial impact could occur.


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OTHER REGULATORY REQUIREMENTS OF THE CABLE ACT AND THE FCC

     The FCC has adopted cable inside wiring rules to provide a more specific procedure for the disposition of residential home wiring and internal building wiring that belongs to an incumbent cable operator that is forced by the building owner to terminate its cable services in a building with multiple dwelling units.

     The Cable Act and/or FCC rules include provisions, among others, regulating other parts of our cable operations, involving such areas as:

     - equal employment opportunity;

     - consumer protection and customer service;

     - technical standards and testing of cable facilities;

     - consumer electronics equipment compatibility;

     - registration of cable systems;

     - maintenance of various records and public inspection files;

     - microwave frequency usage; and

     - antenna structure notification, marking and lighting.

     The FCC may enforce its regulations through the imposition of fines, the issuance of cease and desist orders or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate transmission facilities often used in connection with cable operations. The FCC routinely conducts rulemaking proceedings that may change its existing rules or lead to new regulations. We are unable to predict the impact that any further FCC rule changes may have on our business and operations.

COPYRIGHT

     Our cable systems typically include in their channel line-ups local and distant television and radio broadcast signals, which are protected by the copyright laws. We generally do not obtain a license to use this programming directly from the owners of the programming, but instead comply with an alternative federal compulsory copyright licensing process. In exchange for filing certain reports and contributing a percentage of our revenues to a federal copyright royalty pool, we obtain blanket permission to retransmit the copyrighted material carried on these broadcast signals. The nature and amount of future copyright payments for broadcast signal carriage cannot be predicted at this time.

     In a report to Congress, the U.S. Copyright Office recommended major revisions to both the cable television and satellite compulsory licenses. In 1999, Congress modified the satellite compulsory license in a manner that permits DBS providers to become more competitive with cable operators. Congress recently adopted legislation extending this authority through 2009. The possible simplification, modification or elimination of the cable compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect our ability to obtain suitable programming and could substantially increase the cost of programming that remains available for distribution to our subscribers. We are unable to predict the outcome of this legislative activity related to either the cable compulsory license or the right of direct broadcast satellite providers to deliver local broadcast signals.

     Filed petitions for rulemaking with the United States Copyright Office seek clarification with regard to, and propose revisions to certain cable compulsory copyright license reporting requirements and seek clarification of certain issues relating to the application of the compulsory license to the carriage of digital broadcast stations. The petitions seek, among other things: (i) clarification of the inclusion in gross revenues of digital converter fees, additional set fees for digital service and revenue from required "buy throughs" to obtain digital service; (ii) reporting of "dual carriage" and multicast signals; (iii) revisions to the Copyright Office's rules and Statement of Account forms, including increased detail regarding services, rates and subscribers, additional information regarding non-broadcast tiers of service, cable headend location information, community definition clarification and identification of the county in which the cable community is located and the effect of interest payments on

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

potential liability for late filing; and (iv) payment for certain distant signals in communities where the signal is not carried, dubbed "phantom signals." The Copyright Office may open one or more rulemakings or inquiry proceedings in response to these petitions. In August 2006, the Copyright Office opened a Notice of Inquiry requesting comments on changes in reporting requirements pursuant to which cable operators would report more detailed information including subscriber counts and rates for each subscriber category (e.g., owner of a private residence, resident of an apartment, owner of a motel, owner of a multiple dwelling unit building), headend location and county. Provision of such information may make it easier for copyright owners to make claims that copyright filings should be reconfigured which could in some cases result in significantly higher copyright costs. In September 2006, the Copyright Office opened a Notice of Inquiry ("Digital Signals NOI") proceeding seeking comment on copyright issues relating to the retransmission of digital broadcast signals, including matters relating to the identification of digital broadcast signals on Statements of Account (including dual carriage and multicast) and the treatment of digital broadcast signals for purposes of calculating the cumpolsory license royalty fee. The Digital Signals NOI also seeks comment regarding the reporting of certain fees charged cable customers in connection with the receipt of digital broadcast signals. Furthermore, the Copyright Office is reviewing an approach by which all copyright payments would be computed electronically by a system administered by the Copyright Office that may not reflect the unique circumstances of each of our systems and/or groupings of systems. We cannot predict the outcome of any such inquiries, rulemakings or proceedings; however, it is possible that certain changes in the rules or copyright compulsory license fee computations or compliance procedures could have an adverse affect on our business by increasing our copyright compulsory license fee costs or by causing us to reduce or discontinue carriage of certain broadcast signals that we currently carry on a discretionary basis.

     In February 2006, the Copyright Office reported to Congress as required by SHVERA. The Copyright Office concluded that: (i) the current DBS compulsory license royalty fee for distant signals did not reflect fair market value; (ii) copyright owners should have the right to audit the statements of account submitted by DBS providers; and (iii) the cost of administering the compulsory license system be paid by those using the copyrighted material. A second report is due by June 30, 2008. Neither the outcome of those proceedings, their impact on cable television operators, nor their impact on subsequent legislation, regulations, the cable industry, or our business and operations can be predicted at this time.

     Copyrighted material in programming supplied to cable television systems by pay cable networks and basic cable networks is licensed by the networks through private agreements with the copyright owners. These entities generally offer through to-the-viewer licenses to the cable networks that cover the retransmission of the cable networks' programming by cable television systems to their customers.

     Our cable systems also utilize music in other programming and advertising that we provide to subscribers. The rights to use this music are controlled by various music performing rights organizations from which performance licenses must be obtained. Cable industry representatives negotiated standard license agreements with the largest music performing rights organizations covering locally originated programming, including advertising inserted by the cable operator in programming produced by other parties. These standard agreements require the payment of music license fees for earlier time periods, but such license fees have not had a significant impact on our business and operations.

INTERACTIVE TELEVISION

     The FCC has issued a Notice of Inquiry covering a wide range of issues relating to interactive television ("ITV"). Examples of ITV services are interactive electronic program guides and access to a graphic interface that provides supplementary information related to the video display. In the near term, cable systems are likely to be the platform of choice for the distribution of ITV services. The FCC posed a series of questions including the definition of ITV, the potential for discrimination by cable systems in favor of affiliated ITV providers, enforcement mechanisms, and the proper regulatory classification of ITV service.

PRIVACY

     The Cable Act imposes a number of restrictions on the manner in which cable television operators can collect, disclose and retain data about individual system customers and requires cable operators to take such actions as

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

necessary to prevent unauthorized access to such information. The statute also requires that the system operator periodically provide all customers with written information about its policies including the types of information collected; the use of such information; the nature, frequency and purpose of any disclosures; the period of retention; the times and places where a customer may have access to such information; the limitations placed on the cable operator by the Cable Act; and a customer's enforcement rights. In the event that a cable television operator is found to have violated the customer privacy provisions of the Cable Act, it could be required to pay damages, attorneys' fees and other costs. Certain of these Cable Act requirements have been modified by certain more recent federal laws. Other federal laws currently impact the circumstances and the manner in which we disclose certain customer information and future federal legislation may further impact our obligations. In addition, some states in which we operate have also enacted customer privacy statutes, including obligations to notify customers where certain customer information is accessed or believed to have been accessed without authorization. These state provisions are in some cases more restrictive than those in federal law.

CABLE MODEM SERVICE

     There are currently few laws or regulations that specifically regulate communications or commerce over the Internet. Section 230 of the Communications Act declares it to be the policy of the United States to promote the continued development of the Internet and other interactive computer services and interactive media, and to preserve the vibrant and competitive free market that presently exists for the Internet and other interactive computer services, unfettered by federal or state regulation. One area in which Congress did attempt to regulate content over the Internet involved the dissemination of obscene or indecent materials.

     The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights or if customers use the service to publish or disseminate infringing materials. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

     A number of ISPs have asked local authorities and the FCC to give them rights of access to cable systems' broadband infrastructure so that they can deliver their services directly to cable systems' customers, which is often called "open access". The FCC, in connection with its review of the AOL-Time Warner merger, imposed, together with the Federal Trade Commission, limited multiple access and other requirements related to the merged company's Internet and Instant Messaging platforms.

     In 2002, the FCC announced that it was classifying Internet access service provided through cable modems as an interstate information service. Although the United States Supreme Court recently held that cable modem service was properly classified by the FCC as an "information service," freeing it from regulation as a "telecommunications service," it recognized that the FCC has jurisdiction to impose regulatory obligations on facilities based Internet Service Providers. The FCC has an ongoing rulemaking to determine whether to impose regulatory obligations on such providers, including us. The adoption of new rules by the FCC could impose additional costs and regulatory burdens on us, reduce our anticipated revenues or increase our anticipated costs for this service, complicate the franchise renewal process, result in greater competition or otherwise adversely affect our business. While we cannot predict the outcome of this proceeding, we do note that the FCC recently removed the requirement that telecommunications carriers provide access to competitors to resell their DSL Internet access service citing the need for competitive parity with cable modem service which has no similar access requirement. Any such requirements could adversely affect our results of operations.

VOICE-OVER-INTERNET PROTOCOL TELEPHONY

     The 1996 amendments to the Cable Act created a more favorable regulatory environment for cable operators to enter the phone business. Currently, numerous cable operators have commenced offering VoIP telephony as a competitive alternative to traditional circuit-switched telephone service. Various states, including states where we operate, have adopted or are considering differing regulatory treatment, ranging from minimal or no regulation to full-blown common carrier status. As part of the proceeding to determine any appropriate regulatory obligations for VoIP telephony, the FCC recently decided that alternative voice technologies, like certain types of VoIP telephony, should be regulated only at the federal level, rather than by individual states. Many implementation details remain unresolved, and there are substantial regulatory changes being considered that could either benefit or harm VoIP telephony as a business operation. While the final outcome of the FCC proceedings cannot be predicted, it is generally believed that the FCC favors a "light touch" regulatory approach for VoIP telephony, which might include preemption of certain state or local regulation. In February 2006, the FCC commenced a proceeding to determine whether additional security measures are required to protect certain customer information including call records. In May 2006, the FCC affirmed the May 14, 2007 deadline by which facilities-based broadband Internet access and interconnected VoIP services must comply with Communications Assistance for Law Enforcement Act requirements. In June 2006, the FCC announced that it would require VoIP providers to contribute to the Universal Service Fund based on their interstate service revenues. Recently, the FCC issued a Further Notice of Proposed Rulemaking with respect to possible changes in the intercarrier compensation model in a way that could financially disadvantage us and benefit some of our competitors. It is unknown what conclusions or actions the FCC may take or the effects on our business.

STATE AND LOCAL REGULATION

     Our cable systems use local streets and rights-of-way. Consequently, we must comply with state and local regulation, which is typically imposed through the franchising process. Our cable systems generally are operated in accordance with non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Our franchises generally are granted for fixed terms and in many cases are terminable if we fail to comply with material provisions. The terms and conditions of our franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing:

     - franchise fees;

     - franchise term;

     - system construction and maintenance obligations;

     - system channel capacity;

     - design and technical performance;

     - customer service standards;

     - sale or transfer of the franchise; and

     - territory of the franchise.

                            DESCRIPTION OF THE NOTES

The following was reported in this section:

     As of July 1, 2006, the total amount available for making Restricted Payments under the foregoing clause (iii) was approximately $411.5 million.

Mediacom LLC

         The situation involving Sinclair Broadcast Group, Inc. described above under "Risk Factors--Risks Related to Our Business--Our programming costs are increasing, and our business and results of operations will be adversely affected if we cannot pass through a sufficient part of the additional costs to video subscribers" and "Legislation and regulation--Content requirements--Must carry and retransmission consent" potentially affects the Registrant. There are a total of 22 Sinclair owned or programmed stations that are carried by the Registrant's systems under the month-to-month arrangement described for Mediacom Broadband LLC, including four of the five stations that are carried by Mediacom Broadband systems. Eleven of those stations are affiliates of one of the "big-4" networks, ABC, CBS, NBC and FOX, that the Registrant delivers to approximately half of its subscribers. The other stations are affiliates of the recently launched CW or MyNetwork broadcast networks or are unaffiliated with a national broadcast network.

         MCC's negotiations with Sinclair have covered both the Registrant's and Mediacom Broadband LLC's stations and Sinclair's threat to give us notice of termination of retransmission consent applies to both the Registrant and Mediacom Broadband LLC. As in the case of Mediacom Broadband LLC, the Registrant cannot predict if Sinclair will require the Registrant to cease carrying any of its stations or, if so, how many of its subscribers would permanently switch to DBS; however, a permanent loss of a significant number of subscribers could adversely affect the Registrant's results of operations, financial condition and prospects.

General

         The senior notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the placecountry-regionUnited States under Regulation S. The senior notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, the senior notes nor shall there be any sale of the senior notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Any statements in this Form 8-K that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those Mediacom Broadband LLC and Mediacom Broadband Corporation anticipate. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents Mediacom Broadband LLC and Mediacom Broadband Corporation file from time to time with the Securities and Exchange Commission. Statements included in this Form 8-K are based upon information known to Mediacom Broadband LLC and Mediacom Broadband Corporation as of the date of this Form 8-K, and Mediacom Broadband LLC and Mediacom Broadband Corporation assume no obligation to (and expressly disclaim any such obligation to) publicly update or alter their forward-looking statements made in this Form 8-K, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Item 8.01.     Other Events

         On September 28, 2006, Mediacom Broadband LLC and Mediacom Broadband Corporation issued a press release pursuant to Rule 135c of the Securities Act concerning the proposed issuance by Mediacom Broadband LLC and Mediacom Broadband Corporation of senior notes under Rule 144A.



Item 9.01.     Financial Statements and Exhibits.

(a)      Financial Statements of Businesses Acquired - None

(b)      Pro Forma Financial Information - None

(c)      Shell Company Transactions - None

(d)      Exhibits:

    Exhibit No.       Description
    -----------       -----------

        99.1          Press release issued by Mediacom Broadband LLC and
                       Mediacom Broadband Corporation on September 28, 2006

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2006

                                  Mediacom LLC


                                 By: /s/ Mark E. Stephan
                                     -------------------------------
                                      Mark E. Stephan
                                      Executive Vice President and
                                      Chief Financial Officer